Exhibit 10.48

INVESTMENT AGREEMENT

dated as of May 20, 2008

between

MF GLOBAL LTD.

and

J.C. FLOWERS II L.P.

- i -

Article IV

Additional Agreements of the Investor

4.1	Standstill Agreement	28
4.2	Lock-Up	30
4.3	Transfer Restrictions	31
4.4	Purchase for Investment	33
4.5	Legend	33
4.6	Indemnity	34

Article V

Miscellaneous

5.1	Survival	36
5.2	Termination	37
5.3	Amendment	38
5.4	Waiver of Conditions	38
5.5	Expenses	38
5.6	Counterparts and Facsimile	38
5.7	GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC.	38
5.8	Remedies	39
5.9	Notices	39
5.10	Entire Agreement, Etc.	40
5.11	Definitions of “subsidiary” and “Affiliate”	41
5.12	Severability	41
5.13	No Third-Party Beneficiaries	41

- ii -

LIST OF ANNEXES

Annex A	Purchased Securities

Annex B	Certificate of Designations

Annex C	Registration Rights Agreement

Annex D	Form of Opinion of Conyers Dill & Pearman

Annex E	Form of Opinion of Sullivan & Cromwell LLP

Annex F	Bank Financing/Other Debt Financing

Annex G	Current Report of Form 8-K

Annex H	Amendment of Rights Agreement

Annex I	Investor Representative Letter of Resignation

Annex J	Form of Assignment

LIST OF SCHEDULES

Schedule 1.3(c)	Company Regulatory Approvals

Schedule 2.2(b)(ii)	Obligations to Sell or Issue Equity

Schedule 2.2(b)(iii)	Registration Rights

Schedule 2.2(g)	Proceedings

Schedule 2.2(h)	Unauthorized Trading Matters

Schedule 2.2(i)	Liabilities and Obligations

Schedule 2.2(j)	Material Adverse Changes

Schedule 2.2(m)	Property and Leases

Schedule 2.2(p)	Agreements with Regulatory Entities

Schedule 2.2(r)	Tax Matters

- iii -

Schedule 2.3(b)(iii)	Investor Regulatory Approvals

Schedule 3.7	Investor Representatives

Schedule 4.3(b)	Competitors

Schedule 5.5	Expenses

- iv -

INDEX OF DEFINED TERMS

Term	Location of Definition
Actual Number	Recitals
Affiliate	5.11(b)
Agreement	Preamble
Bankruptcy Exceptions	2.2(d)(i)
beneficial ownership; beneficially owned	4.1(d)
Certificate of Designations	Recital B
Change of Control	4.1(c)
Closing	1.3(a)
Closing Date	1.3(a)
Code	2.2(r)(vii)
Commission	2.1(c)
Common Shares	Recital A
Company	Preamble
Company Financial Statements	2.2(h)(iii)
Company Plan	2.2(s)(i)
Company Reports	2.2(h)(i)
Competitor	4.3(b)
Current 8-K Report	2.1(c)
De Minimis Claim	4.6(e)
Equity Securities	4.1(d)
ERISA	2.2(s)(i)
Exchange Act	2.1(c)
Form S-1	2.1(c)
GAAP	2.2(i)
Hedging Transaction	4.2
HSR Act	3.6
IPO Registration Statement	2.1(c)
Intellectual Property	2.2(l)
Indemnified Party	4.6(c)
Indemnifying Party	4.6(c)
Investor	Preamble
Investor Material Adverse Effect	2.3(b)(ii)
Investor Representative	3.7
IRS	1.3(d)(ii)
Lock-Up Period	4.2
Losses	4.6(a)
Material Adverse Effect	2.2(a)
Maximum Number	Recitals
Minimum Number	Recitals
Money Laundering Laws	2.2(o)(iv)

- v -

NYSE	1.3(c)
Offering	1.1
One Director Amount	3.7(a)
Permitted Transferee	4.3(b)(ii)
PFIC	2.2(r)(ix)
PFIC Annual Information Statement	3.10(c)
Pre-Closing Period	3.9
Publicly Disclosed Information	2.1(c)
Purchase	1.2
Purchased Securities	1.2
QEF Election	3.10(c)
Registration Agreement	1.3(b)
Regulatory Agreement	2.2(p)
Regulatory Entities	1.3(c)
Sarbanes-Oxley Act	2.2(o)(iii)
SEC Filings	2.1(c)
SEC Reports	2.1(c)
Securities Act	2.2(a)
Series A Shares	Recital B
Significant Subsidiary; Significant Subsidiaries	2.2(a)
Standstill Termination Event	4.1(c)
subsidiary	5.11(a)
Tax	2.2(r)(ix)
Tax Returns	2.2(r)(ix)
Threshold Amount	4.6(e)
Transaction Documents	Recital B
Transfer	4.3(a)
Transfer Notice	4.3(b)
Two Director Amount	3.7(a)
Voting Shares	4.1(d)

- vi -

INVESTMENT AGREEMENT, dated May 20, 2008 (this “Agreement”), between MF Global Ltd., a Bermuda exempted company (the “Company”), and J.C. Flowers II L.P.(the “Investor”).

RECITALS:

A. The Company. As of the date hereof, the Company has (i) 1,000,000,000 authorized common shares, $1.00 par value per share (“Common Shares”), of which, as of April 30, 2008 120,046,739 shares were issued and outstanding; and (ii) 200,000,000 authorized preference shares, $1.00 par value per share, of which no shares are outstanding.

B. The Issuances. The Company currently intends (i) to issue and sell an amount of a series of its preference shares having the designation, powers, preferences and rights set forth in a certificate of designations in the form attached as Annex B (the “Certificate of Designations” and such series of preference shares, the “Series A Shares”) in one or more private placements and/or public offerings and (ii) to issue and sell to the Investor, and the Investor intends to purchase from the Company, a number (the “Actual Number”) of Series A Shares equal to (x) the maximum number specified in Annex A (the “Maximum Number”) minus (y) such number, if any, as may be issued and sold in any offerings of the kind referenced in clause (i) above; provided that the Actual Number shall not be less than the minimum number specified in Annex A (the “Minimum Number”). For purposes of this Agreement, the term “Transaction Documents” refers collectively to this Agreement, the Registration Agreement (as hereinafter defined) and the Certificate of Designations, in each case as amended, modified or supplemented from time to time in accordance with their respective terms.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I

OTHER OFFERINGS; BACKSTOP; CLOSING

1.1 Other Offerings. The Company has the right to issue and sell Series A Shares in one or more private placements and/or public offerings from time to time and at any time after the date hereof but before the Closing Date on such terms and conditions as it shall determine in its sole discretion (each such transaction, an “Offering”); provided that the terms and conditions of any Offering taken as a whole shall not be more favorable to the purchasers than those relating to the Purchase (as defined below) and the aggregate number of Series A Shares issued in such Offerings and the Purchased Securities shall not be greater than 7,500,000.

1.2 Backstop. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, at the Closing (as hereinafter defined), the Actual Number of Series A Shares at an aggregate purchase price calculated by multiplying such number by the price per share specified on Annex A, subject to adjustment as provided in Section 1.3(b) (the “Purchase”). The Series A Shares to be purchased by the Investor pursuant to this Section 1.2 are herein called the “Purchased Securities”.

1.3 Closing.

(a) On the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) will take place at a location mutually agreed to by the parties hereto at 10:00 a.m., New York time, on the earlier of (i) July 31, 2008 or (ii) the date five business days after the receipt by the Investor of a notice from the Company that all conditions precedent set forth in Section 1.3(e) have been satisfied or waived, but in no event earlier than June 30 2008, or at such other place, time and date as shall be agreed between the Company and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the fulfillment or waiver of the conditions to the Closing in Sections 1.3(c) and (d), at the Closing, (i) the Company will deliver to the Investor the Purchased Securities, as evidenced by one or more certificates dated the Closing Date and bearing appropriate legends as hereinafter provided for, registered in the register of members of the Company in such Investor’s name and (ii) the Purchaser will deliver to the Company by wire transfer of immediately available United States funds to a bank account that has been designated by the Company no later than two business days prior to the Closing Date an amount equal to (x) the product of the number of Purchased Securities multiplied by the price per Series A Share specified on Annex A less (y) an amount equal to 3.0% of the product of (A) the price per Series A Share specified on Annex A multiplied by (B) the difference between the Maximum Number and the Actual Number. Each of the Company and the Investor agree to execute and deliver to the other party at Closing a Registration Rights Agreement (the “Registration Agreement”) in the form of Annex C.

(c) The respective obligations of each of the Investor and the Company to consummate the Closing is subject to the fulfillment (or written waiver by the Investor or the Company, as applicable) prior to the Closing of the condition that (i) any approvals or authorizations of or notices to (or expiration of any applicable waiting periods of) the governmental and self-regulatory authorities, domestic and foreign, having jurisdiction over the Company and its subsidiaries (collectively, “Regulatory Entities”) specified on Schedule 1.3(c) have been received or made (or occurred) as applicable, (ii) the Company shall have been advised by the NYSE that the Common Shares issuable upon conversion of the Purchased Securities will be listed on the New York Stock Exchange (“NYSE”), subject to official notice of issuance and (iii) there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

(d) The obligation of the Company to consummate the Closing is also subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:

(i) (A) the representations and warranties of the Investor set forth in this Agreement shall be true and correct (without regard to “materiality” or “Material Adverse Effect” qualifications included therein) as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date) except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have an Investor Material Adverse Effect, (B) the Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing and (C) the Company shall have received a certificate, dated the Closing Date, signed by an executive officer of the Investor, certifying on behalf of the Investor that the conditions specified in the foregoing clauses (A) and (B) have been fulfilled;

(ii) the Company shall have received from the Investor a duly executed, valid, accurate and properly completed Internal Revenue Service (the “IRS”) Form W-9 or an appropriate IRS Form W-8 evidencing the Investor’s entitlement to an exemption from backup withholding; and

(iii) the Investor shall have duly executed and delivered to the Company the Registration Agreement.

(e) The obligation of the Investor to consummate the Closing is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(i) (A) the representations and warranties of the Company set forth in clause (3) of Section 2.2(j) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, (B) except for the representations and warranties of the Company set forth in clause (3) of Section 2.2(j), each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to “materiality” or “Material Adverse Effect” qualifications included therein) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such other date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect, (C) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing and (D) the Investor shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing clauses (A), (B) and (C) have been fulfilled;

(ii) the Company shall have duly executed and delivered to the Investor the Registration Agreement;

(iii) the Investor shall have received from Conyers Dill & Pearman and/or Sullivan & Cromwell LLP, counsel for the Company in Bermuda and the U.S. respectively, legal opinions addressed to the Investor, dated as of the Closing Date, in the forms attached as Annexes D and E, respectively; and

(iv) On or before the Closing Date, the Company shall have received debt and/or equity financing in an aggregate amount equal to at least $750,000,000 minus the amount of proceeds from the sale of the Purchased Securities to the Investor, from one or more financial institutions or other persons pursuant to credit or other agreements, in public and/or private offerings of senior, subordinated or convertible debt, common, convertible preferred or preferred equity or rights to acquire any of the foregoing or otherwise, provided that (1) to the extent such financing involves bank financing (or any financing pursuant to a credit or similar agreement), such bank financing shall have terms that in the aggregate are no less favorable to the Company than the terms contemplated in Annex F – Bank Financing, (2) to the extent such financing involves other debt financing, such other debt financing shall have terms that in the aggregate are no less favorable to the Company than the terms contemplated in Annex F – Other Debt Financing, and (3) to the extent such financing involves equity financing the Investor shall be entitled to any adjustment under Section 3.11 that may apply in respect of such equity financing. For the avoidance of doubt, convertible debt shall be treated as other debt financing and equity financing and shall be subject to both clause (2) and clause (3) above. The financing to be received by the Company as provided in the first sentence of this clause (iv) must either be received by the Company at or prior to the Closing or all the conditions to the lenders’ (or investors’) obligations to provide such financing (other than a condition that the Closing shall have occurred) must be satisfied or waived at or prior to the Closing.

It is understood and agreed that the Company intends to issue and sell additional Series A Shares in connection with one or more Offerings concurrently with or shortly before the Closing. The consummation of any such Offering shall not be a condition to the obligations of the Investor under this Agreement.

1.4 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Recital, Article or Section of, or Annex to, this Agreement unless otherwise indicated. The terms “herein”, “hereof”, “hereto” and the like refer to this Agreement in its entirety. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and include any successor or analogous statute, rule or regulation that replaces the same.

Article II

REPRESENTATIONS AND WARRANTIES

2.1 Disclosure.

(a) Investor’s Review. The Investor acknowledges that it has conducted a review and analysis of the business, assets, financial condition, result of operations, cash plans, management and prospects of the Company and its subsidiaries that the Investor considers sufficient for purposes of deciding whether or not to make the Purchase. The Investor further acknowledges that it has had full access to all the information, and has had an opportunity to ask all the questions of and has received all the answers from the Company’s management and other representatives, regarding the Company’s business, assets, financial condition, results of operations, cash flow, management and prospects (including the events and matters referenced in the Publicly Disclosed Information), and the terms and conditions of the Purchase and the Purchased Securities, that the Investor considers necessary or appropriate for deciding whether or not to make the Purchase. In addition, in connection with the Purchase, the Investor has had such opportunity to consult with its own counsel, tax advisers and other professional advisers as the Investor believes is appropriate.

(b) Investor’s Non-Reliance. The Investor acknowledges and agrees that neither the Company or any of its Affiliates, nor any person representing the Company or any of its Affiliates, has made to the Investor or any of its representatives, and the Investor is not relying upon, any representation, warranty or agreement with respect to the Company, the Purchase, the Purchased Securities or the Common Shares issuable upon conversion of the Purchased Securities, other than the representations, warranties and agreements of the Company expressly contained in this Agreement and the other Transaction Documents. Without limiting the foregoing, the Investor acknowledges that neither the Company nor any such other person has made, and the Investor is not relying upon, any representation, warranty or agreement with respect to the accuracy or completeness of the information (written or oral) provided to the Investor in connection with its prospective investment in the Purchased Securities, or with respect to the appropriateness, suitability or sufficiency of such information for the purpose of enabling the Investor to evaluate such investment, other than the representations, warranties and agreements of the Company expressly contained in this Agreement.

(c) Publicly Disclosed Information. As used herein, “Publicly Disclosed Information” means all information set forth or incorporated by reference in (i) the Company’s Registration Statement on Form F-1 (file no. 333-143395) on file with the Securities and Exchange Commission (the “Commission”) and as it became effective on July 18, 2007, together with the related final prospectus dated such date and on file with the Commission (together, the “IPO Registration Statement”), (ii) the Company’s Registration Statement on Form S-1 (file no. 333-114079) as filed with the Commission on February 5, 2008 but not declared effective by the Commission (the “Form S-1”), (iii) the Company’s quarterly and current reports on Forms 10-Q and 8-K and registration on Form 8-A filed with or furnished to the Commission under Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after July 18, 2007 and prior to the date hereof (collectively, the “SEC Reports”) and (iv) the Company’s draft current report on Form 8-K to be filed on or about May 20, 2008, including the draft press release included as an exhibit thereto, attached as Annex G (the “Current 8-K Report”). The Company represents and warrants that it will file the Current 8-K Report with the Commission on or about May 20, 2008 in substantially the form set forth in Annex G. The IPO Registration Statement, the Form S-1 and the SEC Reports, together with all other reports, schedules, forms, registration statements and other documents required to be filed by the Company with the SEC since January 1, 2006 and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to the date hereof, are herein collectively called the “SEC Filings”.

2.2 Representations and Warranties of the Company. The Company represents and warrants to the Investor that as of the date hereof and as of the Closing Date:

(a) Organization, Authority and Significant Subsidiaries. The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of Bermuda, with corporate power and authority to own or lease its properties and assets and conduct its business in all material respects as currently conducted, and, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification; each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-01(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) (individually a “Significant Subsidiary” and collectively the “Significant Subsidiaries”), has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. As used herein, “Material Adverse Effect” means any event, change, development or effect that is material and adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole, or on the ability of the Company to consummate the Purchase and the other transactions contemplated for it by this Agreement.

(b) Capitalization.

(i) The authorized and outstanding share capital of the Company (but without giving effect to the issuance of up to the Maximum Number of Series A Shares plus any additional Series A Shares that may be issued in the Offerings and of Common Shares issuable upon conversion thereof) is set forth in Recital A, (ii) all of the issued and outstanding Common Shares of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights, resale rights, rights of first refusal or similar rights and (iii) all of the issued and outstanding shares of capital stock and all other equity interests of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights, and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims. It is understood and agreed that the Certificate of Designations may be amended by the Company prior to Closing solely to provide that the total number of authorized Series A Shares may be increased up to 7,500,000.

(ii) Except as set forth in Schedule 2.2(b)(ii) and as contemplated by this Agreement, there are no existing options, warrants, calls, preemptive (or similar) rights, subscription or similar rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its capital shares or other equity interests.

(iii) The Company has not made, issued or declared, and will not make, issue or declare prior to Closing, any dividends or other distributions in cash, capital stock or other property with respect to any of its capital stock. Except as contemplated by this Agreement or as set forth on Schedule 2.2(b)(iii), the Company is not, and will not be prior to Closing, a party to any agreement pursuant to which it has agreed or will agree for the benefit of any person, or granted any person the right to require the Company, to register with the Commission any securities issued by the Company held or to be held by such person.

(iv) The Common Shares are listed on the NYSE. The Company has taken no action designed to, or that is likely to have the effect of, terminating the trading of the Common Shares on the NYSE or de-registering the Company under the Exchange Act, nor has the Company received any notification that the Commission or NYSE is contemplating terminating such registration or listing.

(v) The consummation of the transactions contemplated by this Agreement and the issuance of the Series A Shares (or the Common Shares upon conversion thereof) will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire shares of any of its capital stock.

(vi) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued and outstanding.

(c) The Purchased Securities. The Purchased Securities and the Common Shares issuable upon conversion of the Purchased Securities are duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable, will have the rights set forth in the Certificate of Designations and the Company’s bye-laws and memorandum of association, as applicable, and the issuance thereof will not be subject to any preemptive, subscription or similar rights.

(d) Authorization and Enforceability of Transaction Documents.

(i) The Company has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder (which includes the issuance of the Purchased Securities and the Common Shares issuable upon conversion of the Purchased Securities). The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby for it have been duly authorized by all necessary corporate action on the part of the Company and its members, and no further approval or authorization is required on the part of the Company or its members for such purpose. The Transaction Documents to which the Company is a party are or will be, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles (“Bankruptcy Exceptions”).

(ii) The execution, delivery and performance by the Company of the Transaction Documents to which it is a party, the consummation by it of the transactions contemplated hereby and thereby for it and compliance by the Company with any of the provisions hereof and of the other Transaction Documents will not (x) violate, conflict with, or result in a breach of any provision of, or constitute a change of control under, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the assets of the Company or any Significant Subsidiary under any of the terms, conditions or provisions of (A) its memorandum of association or bye-laws or (B) any note, bond, mortgage, indenture, deed of trust, loan agreement, license, lease, agreement, Company Plan or other instrument or obligation to which the Company or any Significant Subsidiary is a party or by which it or any Significant Subsidiary may be bound, or to which the Company or any Significant Subsidiary or any of the assets of the Company or any Significant Subsidiary may be subject, or (y) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Significant Subsidiary or any of their respective assets except, in the case of clauses (x)(B) and (y), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) To the Company’s knowledge, no notice to, filing with, exemption from or review by, or authorization, consent or approval of, any Regulatory Entity is required to be given, made or obtained by the Company in connection with the Purchase and the other transactions contemplated for it by the Transaction

Documents, (x) except as set forth on Schedule 1.3(c), (y) except as may be necessary in connection with the registration and offering of securities as provided in the Registration Agreement and (z) except for the listing of the Common Shares issuable upon conversion of the Purchased Securities on the NYSE as provided in Section 3.4.

(e) Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents are not reasonably likely to be obtained.

(f) Permits. The Company and each subsidiary have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Regulatory Entity that are required on the part of the Company or its subsidiaries in order to carry on their business as presently conducted, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect; and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where the absence, suspension, cancellation or non-currency of any thereof, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect.

(g) Proceedings. Except as disclosed in Schedule 2.2(g), there is no claim, action, suit or governmental or regulatory proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, nor is the Company or any of its subsidiaries subject to any order, judgment or decree, in each case, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) SEC Filings; Company Financial Statements. Except as set forth in Schedule 2.2(h):

(i) Since July 18, 2007, the Company and each subsidiary of the Company has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Regulatory Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Regulatory Entities. To the knowledge of the Company, there are no outstanding comments from the SEC or any other Regulatory Entity with respect to any Company Report. With respect to the Company Reports other than the SEC Filings, such Company Reports were complete and accurate in all material respects as of their respective dates.

(ii) The SEC Filings, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents, as of its date or if amended, as of the date of such amendment, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Current 8-K Report and each SEC Filing made after the date hereof and prior to the Closing, when filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and will not when filed with the Commission contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(iii) The consolidated balance sheets of the Company and its subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flow, together with the notes thereto (the “Company Financial Statements”), included or incorporated by reference in any Company Report filed with the SEC prior to the date of this Agreement, (1) have been prepared from, and are in accordance with in all material respects, the books and records of the Company and its subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates specified therein and the consolidated results of their operations, changes in stockholders’ equity and cash flows of the Company and its subsidiaries for the periods specified therein, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments and (4) except as may be stated therein, have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.

(iv) PricewaterhouseCoopers LLP, who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants with respect to the Company as required by the Securities Act and the rules and regulations of the Commission and the Public Company Accounting Oversight Board.

(v) The Company intends to file its annual report on Form 10-K for the fiscal year ended March 31, 2008 with the Commission on or before June 30, 2008 and to its knowledge, after due inquiry, (x) the Company will be able to make such filing by such date or (y) such filing will be accompanied by an unqualified audit opinion from PricewaterhouseCoopers LLP.

(i) Liabilities and Obligations. The Company and its subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise) of a nature that would be required to be accrued or reflected in a consolidated balance sheet prepared in accordance with GAAP, other than liabilities or obligations (i) that are reflected on, reserved against or disclosed in the notes to the Company’s consolidated balance sheet included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2007, (ii) that are disclosed in Schedule 2.2(i) or (iii) that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect.

(j) Absence of Certain Changes. Since December 31, 2007, except as disclosed in the Publicly Disclosed Information and other than the matters disclosed in Schedule 2.2(j), (1) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with past practice, (2) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, and (3) there have not been any changes, events, conditions or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(k) Absence of Labor Dispute. No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would be reasonably likely to have a Material Adverse Effect.

(l) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how, trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests of the Company and its subsidiaries therein, and that infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(m) Properties and Leases. Except as set forth in Schedule 2.2(m), the Company and its subsidiaries do not own any material real property; all of the real property or material personal property leases and subleases to which the Company or any of its subsidiaries is a party are valid and effective in accordance with their respective terms, and there is not, under any such lease or sublease, any existing default by the Company or such subsidiary or any event which, with notice or lapse of time or both, would constitute such a default except for such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries are in compliance with applicable federal, state, local and foreign laws relating to pollution or protection of human health or the environment or the release, use, treatment, storage or disposal of pollutants, contaminants, wastes, toxic substances or hazardous substances.

(o) Compliance with Laws.

(i) Except as set forth in Schedule 2.2(g), since January 1, 2006, the Company and each of its subsidiaries has complied in all material respects and is not in default or violation in any respect of any applicable statute, law, ordinance, license, rule, regulation, order, demand, writ, injunction, decree, or judgment of any Regulatory Entity, except for failures to comply, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect.

(ii) The Company (w) is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 and rules of the Commission promulgated thereunder, as and to the extent the Company is currently required to comply with such Act and rules thereunder; (x) maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, (y) such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents, and (z) is in compliance with the listing and other rules of the NYSE applicable to the Company as a listed issuer.

(iii) Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(iv) The Company has in place policies and procedures reasonably designed to ensure that its and its subsidiaries’ operations are, and has no reason to believe said operations are not, being conducted in material compliance with the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA PATRIOT Act of 2001, all applicable money-laundering and “know your customer” statutes and rules and regulations and any related or similar rules, regulations or guidelines issued, administered or enforced by any Regulatory Entity to the extent applicable to the Company and its subsidiaries (collectively, the “Money-Laundering Laws”), and, except as disclosed in the Publicly Disclosed Information, no action, suit or proceeding by or before any court or governmental agency is pending or to the knowledge of the Company, threatened against the Company or any of its subsidiaries with respect to Money-Laundering Laws.

(v) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, (i) has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance in all material respects with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(p) Agreements with Regulatory Entities. Except as set forth in Schedule 2.2(p), neither the Company nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2006, has adopted any board resolutions at the request of, any Regulatory Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any subsidiary of the Company been advised since December 31, 2006 by any Regulatory Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory

Agreement. The Company and each subsidiary of the Company is in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any subsidiary of the Company has received any written notice from any Regulatory Entity indicating that either the Company or such subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(q) Insurance. The Company and its subsidiaries carry or are entitled to the benefits of insurance in such amounts and covering such risks as are generally maintained by companies engaged in the same or similar business, and all such insurance is in full force and effect (provided that the Company makes no representation or warranty regarding the probability or amount of any insurance recovery with regard to any of the litigation matters disclosed in Schedule 2.2(g) or in the Publicly Disclosed Information).

(r) Tax Matters.

(i) The Company and each of its subsidiaries have timely filed all material Tax Returns required to have been filed as of the date hereof (or extensions have been duly obtained) and have paid all material Taxes required to have been paid by them through the date hereof, except with respect to matters for which adequate reserves have been established in accordance with GAAP.

(ii) Except as set forth in Schedule 2.2(r), neither the Company nor any subsidiary has any material current liability, and the Company has no knowledge of any events or circumstances that could result in any material liability, for Taxes of any person (other than the Company and its subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (B) as a transferee or successor, by contract or otherwise.

(iii) Except as set forth in Schedule 2.2(r), none of the Company or any of its subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any of its subsidiaries.

(iv) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely withheld, collected or deposited as the case may be and, to the extent required, have been paid to the relevant taxing authority except with respect to matters for which adequate reserves have been established in accordance with GAAP.

(v) To the knowledge of the Company, except as set forth in Schedule 2.2(r), (A) no unsatisfied material deficiencies for any Tax Returns referred to in clause (i) have been proposed or assessed against or with respect to the Company or any of its subsidiaries (and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its subsidiaries pending or raised) in each case by any taxing authority in writing to the Company or any of its subsidiaries; (B) no written claim has been made to the Company by any Regulatory Entity in a jurisdiction where neither the Company nor any of its subsidiaries files material Tax Returns that it is or may be subject to taxation by that jurisdiction; and (C) neither the Company nor any of its subsidiaries has granted any currently effective waiver of any federal, state, local or foreign statute of limitations period with respect to, or any extension of such a period for the assessment of, any material Tax that period has not yet expired.

(vi) There are no material encumbrances or liens with respect to Taxes upon any of the assets or properties of either the Company or any of its subsidiaries, other than with respect to Taxes not yet due.

(vii) No closing agreement pursuant to section 7121 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its subsidiaries.

(viii) Neither the Company nor any of its subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(ix) To the knowledge of the Company, the Company is not a passive foreign investment company (a “PFIC”) within the meaning of Section 1297(a) of the Code for its current taxable year, and the Company does not expect to become a PFIC in the foreseeable future.

(x) To the knowledge of the Company, neither the Company nor any non-US subsidiary of the Company has earned “effectively connected income” within the meaning of Section 864(c) of the Code.

(xi) To the knowledge of the Company, the Company is not, and, after giving effect to the transactions contemplated by this Agreement, will not be a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(xii) “Tax” shall mean any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property and other similar taxes, together with all interest, penalties and additions imposed with respect to such amounts whether disputed or not. “Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 2.2(r)).

(s) Employee Benefits.

(i) Other than as disclosed in the Company’s SEC Filings with respect to any Company Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, no withdrawal or termination liability under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code has been incurred that remains unsatisfied and, to the knowledge of the Company, there exists no condition or circumstances in connection with which the Company or any of its subsidiaries would reasonably be expected to be subject to any such liability that is reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. The Company Plans have been administered in substantial compliance with applicable statutes, laws and regulations, including ERISA and the Code, except for any failures to comply that are not reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are employing all of their employees in compliance with applicable statutes, laws and regulations regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

The term “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation or other employee benefit plans, programs or policies, whether or not subject to ERISA, under which any current or former director, officer, independent contractor or employee of the Company or any of its subsidiaries has any present or future right to benefits.

(ii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not accelerate any benefits or vesting or trigger any rights under any Company Plan or any employment, consulting or similar agreement to which the Company or any of its subsidiaries is a party or is bound.

(t) Brokers and Finders; Other Expenses. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees or agents has employed any broker or finder or has incurred, or shall incur, any liability for any financial advisory, brokerage or finders’ fees or commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby, except for fees payable to Lazard Frères & Co. LLC.

(u) Investment Advisor; Investment Company. Neither the Company nor its subsidiaries conducts activities of an “investment advisor” as such term is defined in Section (a)(20) of the Investment Company Act of 1940, as amended, whether or not registered under the Investment Advisors Act of 1940, as amended. Neither the Company nor its subsidiaries is, and immediately after receipt of payment for the Purchased Securities will not be required to register as, an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and neither the Company nor its subsidiaries sponsors any person that is such an investment company.

(v) Amendment to the Rights Agreement. Prior to the execution and delivery of this Agreement, the Company and Computershare Trust Company, N.A. have executed and delivered the Amendment No. 1 to the Rights Agreement dated May 20, 2008, attached hereto as Annex H.

2.3 Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that as of the date hereof and as of the Closing Date:

(a) Organization and Authority. The Investor has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

(b) Authorization and Enforceability of Transaction Documents.

(i) The Investor has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Investor of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of the Investor, and no further approval or authorization is required on the part of the Investor. The Transaction Documents to which the Investor is a party are or will be, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions.

(ii) The execution, delivery and performance by the Investor of the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by the Investor with any of the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (1) its organizational documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the assets of the Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its assets except, in the case of clauses (A)(2) and (B), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have an Investor Material Adverse Effect. “Investor Material Adverse Effect” means a material adverse effect on the ability of the Investor to consummate the Purchase and the other transactions contemplated for it by this Agreement.

(iii) To the Investor’s knowledge, no notice to, filing with, exemption from or review by, or authorization, consent or approval of, any Regulatory Entity is required to be given, made or obtained by the Investor in connection with the Purchase and the other transactions contemplated for it by the Transaction Documents, except as set forth on Schedule 2.3(b)(iii).

(c) Ownership. After giving effect to the Purchase, as of the Closing Date, the Investor will not have beneficial ownership of any issued and outstanding Common Shares except for the Common Shares issuable upon conversion of the Purchased Securities. The Investor is not acting in concert with any person (other than its controlled Affiliates) with respect to making or holding this investment and does not otherwise have an agreement, arrangement or understanding with any person (other than its controlled Affiliates and the Company) or otherwise constitute a “group” with any person for the purpose of acquiring, disposing of or voting any securities of the Company (within the meaning of Section 13(d) of the Exchange Act).

(d) Financial Capability. The Investor has or will have available prior to the Closing funds to make the Purchase on the terms and conditions contemplated by this Agreement.

(e) Trading. The Investor is aware that the securities laws of the United States generally prohibit any person who has material non-public information about a company from, among other things, purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

Article III

COVENANTS

3.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Purchase as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby subject to the conditions hereof and shall cooperate fully with the other party to that end, including in relation to cooperating in seeking to obtain the consents, clearances, approvals and notices (and the expiration of waiting periods) referred to in Schedule 1.3(c).

3.2 Expenses. Except as provided in Section 5.5 or as may otherwise be provided in any other Transaction Document, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

3.3 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section 3.3 shall not restrict the ability of a party hereto to summarize or describe the transactions contemplated by this Agreement, or file a copy of the Transaction Documents, in or with any registration statement, prospectus or other offering document or any report required by law, regulation or stock exchange rule so long as the other party is provided a reasonable opportunity to comment on such disclosure in advance.

3.4 Sufficiency of Outstanding Common Shares. During the period from the Closing Date until the date on which all the Purchased Securities are converted into Common Shares, the Company shall at all times have reserved for issuance, free of pre-emptive or similar rights, a sufficient number of shares of authorized and unissued Common Shares to effectuate the conversion of the Purchased Securities without regard to any limitation on such conversion. Prior to the Closing, the Company shall, at its expense, cause the Common Shares issuable upon conversion of the Purchased Securities to be listed on the NYSE, subject to official notice of issuance, and shall maintain such listing on the NYSE for as long as the Common Shares remain listed thereon.

3.5 Withholding of Tax. The Company or its paying agent shall withhold and backup withhold taxes on all payments on the Purchased Securities (and on the Common Shares issued on conversion of the Purchased Securities) to the extent required by law. If, prior to any such payment, the Company receives from the Investor, a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8 evidencing the Investor’s entitlement to an exemption from backup withholding on such payment, and the Company does not know or have reason to know otherwise, the Company shall, and shall cause its paying agent to, pay such payment to such entity, free and clear of backup withholding of United States federal income tax as evidenced by such form.

3.6 Anti-Trust Clearance. Prior to the Closing, the Investor and the Company will make such filings as may be required in connection with the Purchase and the conversion of the Purchased Securities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) or as may be required by the German Federal Cartel Office and the termination or expiration of the applicable waiting periods required under the HSR Act and by the German Federal Cartel Office shall have occurred. The Company and the Investor shall cooperate in making any filings required under the HSR Act or required by the German Federal Cartel Office.

3.7 Investor Representatives.

(a) The Investor shall have the right to designate up to two individuals to serve as directors on the Company’s board of directors in accordance with the Company’s memorandum of association and bye-laws, as and to the extent provided in this Section 3.7 (any such designee who is appointed or elected and serving as a director pursuant to this Section 3.7, an “Investor Representative”). At the Closing (or, if later, promptly following the Company’s annual meeting of members currently scheduled for July 28, 2008), the Company shall take all corporate and other actions necessary to increase the size of the Company’s board of directors by two and to cause two individuals named in Schedule 3.7 that have been designated by the Investor no later than two business days prior to the Closing Date to be appointed to the Company’s board of directors for an initial term ending at the Company’s next annual meeting of members (after the annual meeting currently scheduled for July 28, 2008); provided that, prior to the Closing, the board of directors has approved the designees as provided in Section 3.7(b) and each of the designees has delivered to the Company a signed, undated letter of resignation in the form attached as Annex I.

(b) So long as the Investor is the beneficial owner of any Purchased Securities, and any Voting Shares issued upon the conversion of Purchased Securities, that in the aggregate represent at least 10% of the Voting Shares then outstanding (the “Two Director Amount”), the Company will take all corporate and other actions necessary to cause two individuals designated by the Investor to be nominated for election as directors on the Company’s board of directors at each annual meeting of members of the Company (following the annual meeting of members scheduled July 28, 2008), and will use its reasonable best efforts to cause such nominees to be elected at such meeting, in each case for a term that expires upon the next annual meeting of members or at such earlier time (if any) such nominee may resign, retire, die or be removed as a director. Alternatively, so long as the Investor is the beneficial owner of any Purchased Securities, and any Voting Shares issued upon the conversion of Purchased Securities, that in the aggregate represent at least 5% but less than 10% of the Voting Shares then outstanding (the “One Director Amount”), the preceding sentence shall not apply and instead the Company will take all corporate and other actions necessary to cause one individual designated by the Investor to be nominated for election as a director on the Company’s board of directors at each annual meeting of members of the Company, and will use its reasonable best efforts to cause such nominee to be elected at such meeting, in each case for a term that expires upon the next annual meeting of members or at such earlier time (if any) as the nominee may resign, retire, die or be removed as a director. Notwithstanding the foregoing, with respect to each individual designated by the Investor to be an Investor Representative pursuant to either of the two preceding sentences (or pursuant to Section 3.7(a)), (i) the Company shall have no obligation to cause such designee to be nominated or elected at any annual meeting (or appointed as a director) unless, prior to the time when the board of directors nominates directors for election at such meeting (or makes such appointment), the board of directors (excluding all Investor Representatives) shall, in its discretion, have approved the Investor’s designee for such nomination and election (or appointment) (such approval not to be unreasonably withheld) and (ii) the designee shall have delivered to the Company a signed, undated letter of resignation in the form attached as Annex I. It is understood and agreed that the board of directors may reasonably withhold approval of any such designee (other than any designee set forth on Schedule 3.7) if the board of directors (excluding all Investor Representatives) determines, in its discretion, that such designee (i) does not qualify as an independent director, as defined by the rules of the NYSE (or other applicable exchange), (ii) does not have experience and standing in the business community comparable to the experience and standing of independent directors currently serving on the Company’s board of directors generally, (iii) is associated with or an Affiliate of a Competitor (iv) is associated with or an Affiliate of a person or persons (other than the Investor or any of its Affiliates) seeking or proposing to acquire control of the Company or a material amount of the securities or assets of the Company or any of its subsidiaries without the approval of the board of directors (excluding all Investor Representatives) or (v) if the board of directors (excluding all Investor Representatives) determines that such designee, if elected or appointed to the board, would cause the Company to violate applicable law. It is understood and agreed that the board of directors may reasonably withhold approval of any designee set forth on Schedule 3.7 only if the board of directors (excluding all Investor Representatives) determines, in its discretion, that such designee (1) is associated with or an Affiliate of a Competitor as a result of such designee being an employee, director or consultant to such Competitor, (2) is associated with or an Affiliate of a person or persons (other than the Investor or any of its Affiliates) seeking or proposing to acquire control of the Company or a material amount of the securities or assets of the Company or any of its subsidiaries without the approval of the board of directors (excluding all Investor Representatives) or (3) if the board of directors (excluding all Investor Representatives) determines that such designee, if elected or appointed to the board, would cause the Company to violate applicable law. In the event that the Company reasonably withholds its approval of any such designees, it shall notify the Investor of its objections and the Investor shall have the right to designate a different individual for nomination and election at such annual meeting, subject to the provisions regarding board approval and a letter of resignation set forth above. Notwithstanding the foregoing, each Investor Representative’s term of office as a director shall terminate, and he or she shall resign from the board of directors, automatically and without any further action on his or her or the Company’s part, at any time when (A) (i) in the case of any Investor Representative appointed or elected as a director pursuant to Section 3.7(a) or the first sentence of this Section 3.7(b), the Investor ceases to beneficially own the Two Director Amount (subject to the last sentence of this Section 3.7(b)) or (ii) in the case of any Investor Representative elected a director pursuant to the second sentence of this Section 3.7(b), the Investor ceases to beneficially own the One Director Amount or (B) the board of directors (excluding all Investor Representatives) makes a determination, in its discretion, to withdraw its approval of such Investor Representative on any grounds specified in clause (i) through (v) above; provided that, in the case of clause (i), such determination shall be based upon a material change in circumstances that occurs or is discovered after the Investor Representative was previously approved by the board; and provided, further, that the board may withdraw its approval of an Investor Representative listed on Schedule 3.7 only on the grounds specified in clause (1) through (3) above. To give effect to any such termination or resignation, the Company shall have the right to date and accept the letter of resignation previously delivered by such Investor Representative. Solely with regard to clause (A)(i) above, if the Investor ceases to beneficially own the Two Director Amount, but continues to beneficially own the One Director Amount, then only one Investor Representative need resign as provided in clause (A)(i) and the Investor shall in its sole discretion select which Investor Representative shall remain on the board of directors and the other Investor Representative shall promptly resign.

(c) The Investor Representatives shall be entitled to serve on committees of the board of directors in accordance with the governance practices and procedures of the board of directors (including the discretionary nomination and selection process) on a basis comparable to that on which other directors serve as committee members; provided that no more than one Investor Representative shall be entitled to serve on any committee of the board of directors at any one time and no Investor Representative shall be entitled to serve as chairman of the board of directors or any committee. Any Investor Representative who is not a member of a committee of the board of directors shall have the right to attend and observe (but not vote at) each meeting of such committee (and to receive from the Company copies of all notices, information and other material provided to members of such committee).

(d) If at any time an Investor Representative is removed from the board of directors of the Company, either by a vote of the members or due to a determination by the board of directors of the Company under Section 3.7(b) above, the Investor may designate a different individual to serve as such Investor Representative and the Company will take all corporate and other actions necessary to cause the individual designated by the Investor to be appointed as soon as practicable to the Company’s board of directors for an initial term ending at the Company’s next annual meeting of members; provided that the board of directors has approved the designee as provided in Section 3.7(b) and the nominee has delivered to the Company a signed, undated letter of resignation in the form attached as Annex I.

(e) In the event an individual designated by the Investor and nominated by the board of directors for election at any annual meeting as provided above is not elected by the shareholders at such meeting, then the Investor shall have the right to designate an individual to attend (without voting right) each meeting of the board of directors or any committee thereof (and to receive from the Company copies of all notices, information and other material it provides to the board of directors and committees thereof) until such time as an Investor Representative is appointed or elected to the board of directors in lieu of such nominee that was not elected (or until the Investor is no longer entitled to have its designee so appointed or elected); provided that the Investor and individual designated to attend board of director meetings first sign and deliver to the Company an appropriate confidentiality and trading blackout agreement, in form and substance reasonably satisfactory to the Company, and unless the board of directors (excluding all Investor Representatives) at any time makes a determination, in its discretion, not to approve or withdraw approval of such individual on any reasonable grounds, which shall include any grounds in clause (b)(iii), (iv) or (v) above with regard to such designee. In addition, if Closing occurs before the annual meeting of members currently scheduled for July 28, 2008, the Investor should have the right to designate two individuals to attend meetings of the board of directors and committees thereof as provided in this Section 3.7(e), until such time as two designees are appointed directors as provided in Section 3.7(e) (or the Investor is no longer entitled to designate Investor Representatives).

(f) For the avoidance of doubt, if the Investor beneficially owns less than the Two Director Amount and greater than the One Director Amount, the Investor will have the right to designate only one Investor Representative and its rights and the Company’s obligations with respect to the second Investor Representative under this Section 3.7 shall terminate (but not with regard to any breach that may occur prior to such time). The Company’s obligations, and the Investor’s rights, under this Section 3.7 shall terminate generally upon the first time when the Investor ceases to beneficially own the One Director Amount, but not with regard to any breach that may occur prior to such time. The Investor shall not be deemed to beneficially own less than the One Director Amount or the Two Director Amount solely by reason of any action of the Company that increases the number of issued and outstanding Voting Shares after the Closing.

(g) Before designating any individual (other than the persons identified on Schedule 3.7) to serve as an Investor Representative pursuant to Section 3.7(a), the Investor shall consult with the Company as to the Company’s views about the potential designee and give due consideration to the Company’s views.

(h) With regard to each individual designated to serve as an Investor Representative (or board observer), the Investor and such individual shall provide such information about the individual and the designation to the Company, and at such times, as the Company may reasonably request in order to ensure compliance with applicable securities laws and rules of Regulatory Entities, and to enable the Company’s board of directors to make the determinations contemplated in this Section 3.7.

3.8 Directors. So long as any Investor designee serves as an Investor Representative, the Company agrees to maintain directors’ insurance for such director in an amount not less than the amount of coverage provided from time to time for other members of the board of directors. The Company shall indemnify each such director to the same extent it indemnifies its other directors pursuant to its organizational documents and applicable law. Each such director shall be reimbursed for his or her out-of-pocket expenses incurred in connection with his or her participation as a member of the board of directors, in a manner consistent with the Company’s policies for reimbursing such expenses of other members of the board of directors. In addition, each such director, in his or her capacity as a member of the board of directors, shall be entitled to the compensation paid to other members of the board of directors, in their capacity as such, except for compensation paid to the Chairman of the Board or any director who is an officer or employee of the Company or its subsidiaries and except for compensation paid in respect of service on a committee or another special capacity in which such director does not serve.

3.9 Conduct of Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.2 (the “Pre-Closing Period”), unless the Investor shall otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such subsidiaries’ business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships; provided that nothing in this sentence shall limit or require any actions that the board of directors of the Company may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Regulatory Entity. During the Pre-Closing Period, (i) the Company shall not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company, (ii) the Company shall not declare or pay any dividend or distribution on the Common Stock and (iii) if the Company takes any action that would require any antidilution adjustment to be made under the Certificate of Designations as if issued on the date of this Agreement, the Company shall make appropriate adjustments such that the Investor will receive the benefit of such transaction as if the Purchased Securities had been outstanding as of the date of such action.

3.10 Certain Tax Matters.

(a) The Company shall use its reasonable best efforts to operate in a manner that prevents the Company from constituting a PFIC for any taxable year ending on or after the Closing Date.

(b) On or prior to the expiry of 60 days after the end of each taxable year of the Company, the Company shall provide the Investor with a statement that sets forth a good faith analysis of whether the Company was a CFC or a PFIC for such taxable year.

(c) If the Company determines that the Company constitutes a PFIC for any taxable year, the Company shall (i) notify the Investor, and (ii) to the extent that the Company constitutes a PFIC in a period prior to the conversion of the Purchased Securities into Common Shares, provide the Investor with a statement (a “PFIC Annual Information Statement”), certificate or any other information necessary in order for the Investor to timely and properly (A) make an election under section 1295 of the Code (a “QEF Election”) with respect to the Company for such taxable year and (B) comply with the reporting requirements applicable with respect to such QEF Election. The PFIC Annual Information Statement shall contain the following information and representations: (I) the first and last days of the taxable year of the Company to which the PFIC Annual Information Statement applies (the “PFIC Statement Year”), (II) the Investor’s pro rata shares of “ordinary earnings” and “net capital gain”, within the meaning of section 1293 of the Code and the Treasury Regulations issued thereunder, of the Company for such PFIC Statement Year, (III) the amount of cash and the fair market value of other property distributed or deemed distributed to the Investor during such PFIC Statement Year, and (IV) a statement that the Company will permit the Investor and its representatives to inspect and to copy the Company’s permanent books of account, records and such other documents as may be maintained by it for the purpose of establishing that the Company’s ordinary earnings and net capital gain are computed in accordance with United States federal income tax principles and verifying these amounts and the Investor’s pro rata shares thereof. Each PFIC Annual Information Statement shall be signed by the Company and shall be furnished to the Investor no later than 60 days following the end of the PFIC Statement Year. For the avoidance of doubt, the Company is required to provide a PFIC Annual Information Statement only to the extent provided in this Section 3.10(c), and not under any other Section (including Section 3.10(d)) of this Agreement.

(d) The Company shall promptly furnish to the Investor any other information reasonably requested to enable the Investor to comply with any applicable tax reporting requirements with respect to the acquisition, ownership, or disposition of, and income attributable to, any Equity Securities held by the Investor, including, without, limitation, such information as may be reasonably requested by the Investor to complete United States federal, state or local income tax returns with respect to the Company’s status as a CFC or a PFIC.

(e) The costs of complying with the requirements of this Section 3.10 shall be borne by the Company.

3.11 Certain Adjustments. (a) If, from the date hereof until the first anniversary of the Closing Date the Company issues and sells, or agrees to issue and sell, in one or more transactions Common Shares (or other securities that are convertible into or exchangeable or exercisable for, or are otherwise linked to, Common Shares) (excluding Common Shares or other equity securities and/or options or other rights in respect thereof to be offered to directors, employees or consultants of the Company or its direct or indirect subsidiaries pursuant to employee benefit plans, employment agreements or other customary compensatory plans or arrangements) at a purchase (or reference, implied, conversion, exchange or comparable) price (the “New Issuance Price”) per share less than the Conversion Price (as defined in the Certificate of Designations) (a “Conversion Reset Issuance”), then on the second business day after the closing of any Conversion Reset Issuance, the Company shall make a payment to the Investor (the “Reset Payment”) equal to the product of (i) an amount equal to (x) the Conversion Price minus the New Issuance Price, divided by (y) the Conversion Price and (ii) the amount equal to (A) the Price per Series A Share set forth in Annex A multiplied by (B) the Actual Number grossed up as required to compensate the Investor for any diminution in value in the Purchased Securities resulting from such Reset Payment; provided that the Company, in its sole discretion and as an alternative to making all or any portion of such Reset Payment in cash, may instead pay the Reset Payment due to the Investor in whole or in part by delivering to the Investor Common Shares valued at 95% of the Current Market Price of the Common Shares (as such term is defined in the Certificate of Designations, with the 10 consecutive trading days referenced in such definition to end on the last trading day prior to the earlier of the date on which the Reset Payment occurs or the first date of the announcement of the related Conversion Reset Issuance), but solely to the extent that any such delivery of Common Shares would not result in the Company failing to comply with applicable requirements of the NYSE or any other Regulatory Entity (provided that, in the event the Company elects to pay the Reset Payment by delivering Common Shares, the Company shall, in its sole discretion, have a reasonable period of time in which to seek any shareholder approval required to satisfy such requirements and the Company’s obligation to pay the related Reset Payment shall be postponed until such time as such shareholder approval shall have been obtained or denied).

(b) Any such Reset Payment shall be treated by the parties as an adjustment to the purchase price for the Purchased Securities.

(c) If, from the date hereof until the first anniversary of the Closing Date (or, if later, pursuant to any “Securities Demand” provision in respect of any bank financing incurred in satisfaction of the condition set forth in Section 1.3(e)(iv)) the Company issues and sells any preference shares with an annual dividend rate (“New Issuance Dividend Rate”) greater than a rate (the “Rate Limit”) equal to (i) the annual Quarterly Dividend Rate divided by (y) 1.1 (a “Dividend Reset Issuance”), then the annual Quarterly Dividend Rate shall be adjusted upward (if necessary) so as to equal 110% of the New Issuance Dividend Rate, but only with respect to Purchased Securities beneficially owned (and only while beneficially owned) by the Investor (or any controlled Affiliates of the Investor), with such adjustment to be effective on the issue date for the Dividend Reset Issuance, and Quarterly Dividends shall accumulate on such securities at such adjusted rate from such date for as long as they remain beneficially owned as aforesaid and issued and outstanding) and shall be payable if, as and when Quarterly Dividends are payable under the Certificate of Designations. The Company may pay the incremental amount of any such Quarterly Dividend resulting from such adjustment, when so payable, in cash or by delivering Common Shares valued in the manner set forth in Section 3.11(a) with respect to Reset Payments (with the 10 consecutive trading days referenced therein to end on the trading day prior to the relevant date of payment and subject to the shareholder vote provisions of Section 3.11(a)).

Article IV

ADDITIONAL AGREEMENTS

4.1 Standstill Agreement. The Investor agrees that, without the prior written approval of the Company, neither the Investor nor any of its Affiliates will, directly or indirectly:

(a) purchase, offer or agree to purchase, or otherwise acquire beneficial ownership of, any Equity Securities (as hereinafter defined) if, upon consummation of such purchase or other acquisition, the Investor or its Affiliates would have beneficial ownership of 20.0% or more of the issued and outstanding Voting Shares (as hereinafter defined), other than solely as a consequence of a reduction in the number of Equity Securities outstanding or as a result of the issuance of any Common Shares in respect of Purchased Securities due to an adjustment or share payment provisions in the Certificate of Designations or this Agreement; or

(b) (i) make or in any way participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any Voting Shares of the Company or any of its subsidiaries, (ii) seek or propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of the Company or any of its subsidiaries, in each case by way of any public communication, or any communication to securityholders, intended for such purpose (it being understood that this clause (ii) shall not prohibit the Investor from exercising its rights under Section 3.7 or any Investor Representative from performing his or her duties as a director of the Company), (iii) make or encourage others to make a proposal for any transaction which would result in a Change of Control (as defined below) or (iv) enter into any agreements or understandings with any person (other than the Company or any of its subsidiaries) for the purpose of any of the actions described in clauses (i), (ii) and (iii) above.

(c) The Investor’s obligations under Sections 4.1(a) and 4.1(b) shall terminate on the earliest of: (i) the third anniversary of the Closing Date; (ii) the date on which the Investor and its Affiliates beneficially own less than 5% of the issued and outstanding Voting Shares; (iii) the date on which the Company’s board of directors (x) publicly recommends that shareholders tender their shares to any person who has publicly announced or commenced a tender or exchange offer that, if consummated, would result in a Change of Control, or (y) fails to recommend that shareholders reject such offer within ten (10) business days after its public announcement or commencement; (iv) the public announcement by the Company that it is “for sale” in a transaction, or that it supports a proposed transaction, that would result in a Change of Control; (v) the execution by the Company of a definitive agreement that, if consummated, would result in a Change of Control, (vi) the public announcement by or on behalf of any person (other than Investor and its Affiliates) or “group”, as such term is defined in Section 13(d)(3) of the Exchange Act (other than any group that includes Investor or any of its Affiliates) of the commencement of a bona fide proxy or consent solicitation to elect or remove a majority of the board of directors of the Company that is not, within ten (10) days after the announcement of such proxy or consent solicitation, publicly opposed by the Company’s board of directors and that would, if successful, result in a Change of Control; or (vii) failure of any individual who is duly designated by the Investor to serve as an Investor Representative to be elected and maintained as a director as provided in Section 3.7 (other than any such failure due to the failure of such individual to comply with the requirements included in Section 3.7); (each of the events in clauses (i) – (vii) above, a “Standstill Termination Event”).

A “Change of Control” shall be deemed to have occurred (i) if any person (other than the Investor and its Affiliates) shall acquire beneficial ownership of more than 50% of the Voting Shares issued and outstanding, (ii) upon consummation of a merger or consolidation of the Company into or with another person (other than the Investor and its Affiliates) in which the shareholders of the Company immediately prior to the consummation of such transaction shall own less than 50% of the voting securities of the surviving person (or the parent of the surviving person where the surviving person is wholly owned by the parent person) immediately following the consummation of such transaction, (iii) upon the consummation of the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company to another person other than a subsidiary of the Company or (iv) upon the adoption of a plan of liquidation or dissolution of the Company.

(d) As used herein, “Equity Securities” means, at any time, all Voting Shares, Series A Shares and other securities of any person convertible into, or exchangeable or exercisable for, Voting Shares, in each case then issued and outstanding. “Voting Shares” means, at any time, all Common Shares, Series A Shares and other voting shares (if any) of the Company, in each case then issued and outstanding. As used herein, “beneficial ownership”, “beneficially own” and correlative terms have the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act and, for the avoidance of doubt, it is understood and agreed that the following shall apply for the purpose of calculating the beneficial ownership of Voting Shares of any person for any purpose hereunder: (i) any Equity Security (including any Series A Shares) that is convertible into, or exchangeable or exercisable for, any Voting Shares and is beneficially owned by such person or any of its Affiliates shall be treated as fully converted, exchanged or exercised, as the case may be, into or for the underlying Voting Shares (regardless of when or on what conditions such conversion, exchange or exercise may occur), (ii) Equity Securities that are beneficially owned by such person and each of its Affiliates, or by any member of a group of which such person or any of its Affiliates is a member pursuant to said Rule 13d-5, shall be aggregated as if beneficially owned by such person and (iii) any Equity Security that is convertible into, or exchangeable or exercisable for, Voting Shares and is beneficially owned by any person other than such person or any of its Affiliates shall not be taken into account. Notwithstanding the foregoing, solely for the purpose of calculating the Two Director Amount and the One Director Amount in Section 3.7, beneficial ownership of the Investor shall mean the beneficial ownership of the Investor and any controlled Affiliate of the Investor but shall not include beneficial ownership of any Affiliate that is not a controlled Affiliate of the Investor or any member of a group that is not the Investor or any such controlled Affiliate of the Investor.

4.2 Lock-Up. From the date of this Agreement and for a period ending on the close of business on the second full NYSE trading day following the filing by the Company of its annual report on Form 10-K for the fiscal year ended March 31, 2008 (the “Lock-Up Period”), the Investor and its Affiliates will not, directly or indirectly, (a) purchase or otherwise acquire beneficial ownership of, or sell, assign, transfer, convey, pledge, hypothecate or otherwise encumber or dispose of any interest in, any Equity Securities (or engage in any Hedging Transaction (as hereinafter defined)) or (b)

offer, agree or publicly announce any intention to do any of the foregoing (it being understood and agreed that the foregoing restrictions are expressly intended to preclude the Investor and its Affiliates from directly or indirectly engaging in any transaction that is designed to, or reasonably can be expected to lead to or result in, any of the foregoing during the Lock-Up Period, even if it involves an acquisition or disposition of securities by any person other than the Investor and its Affiliates). For purposes of this Agreement, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale, acquisition or grant of any right (including any put or call option or pursuant to any swap or similar arrangement) with respect to any Equity Securities or any other securities (other than a broad-based market index published by an independent third party) that relate to or derive any significant part of their value from any Equity Securities.

4.3 Transfer Restrictions.

(a) Restrictions on Transfer. Except as specified in Section 4.3(b), the Investor shall not, directly or indirectly, sell, assign, transfer, convey, pledge, hypothecate or otherwise encumber or dispose of any interest in, or engage in a Hedging Transaction or offer, agree or publicly announce any intention to do any of the foregoing with respect to (collectively, “Transfer”), any of the Purchased Securities or Voting Shares issued or issuable upon conversion of the Purchased Securities, in each case without the Company’s prior written approval.

(b) Permitted Transfers. The Investor shall be permitted:

(i) to Transfer any Purchased Securities (or Voting Shares issued or issuable upon conversion of the Purchased Securities) at any time following the earlier of (x) any Standstill Termination Event and (y) the date that is one year after the Closing Date, but then only (A) in a privately negotiated transaction to a person who represents that it (1) is not a Competitor (as defined below) (other than a Permitted Financial Intermediary), (2) is not seeking and does not propose to acquire control of the Company and (3) together with its Affiliates does not beneficially own prior to such Transfer, and will not in such Transfer acquire beneficial ownership of, 5.0% or more of the issued and outstanding Voting Shares or (B) in a registered public offering, pursuant to Rule 144 under the Securities Act or otherwise in the public market unless, in the case of this clause (B), the Investor has directed that the Transfer be made (directly or indirectly) to the account of a person who the Investor knows is a Competitor (other than a Permitted Financial Intermediary), is seeking or proposing to make an acquisition of the kind described in clause (A)(2) above or (together with its Affiliates) beneficially owns prior to such Transfer or in such Transfer is acquiring beneficial ownership, of 5.0% or more of the issued and outstanding Voting Shares; or

(ii) to Transfer any Purchased Securities (or Voting Shares issued or issuable upon conversion of the Purchased Securities) at any time to any of its controlled Affiliates (a “Permitted Transferee”) but only if, prior to the Transfer, the Permitted Transferee agrees in writing for the benefit of the Company (in the form attached hereto as Annex J) to be bound by the provisions of this Article IV (and Article V in so far as relevant thereto) with respect to the Transferred securities; provided that the Permitted Transferee shall be permitted to own such Transferred securities (or Voting Shares issued or issuable upon conversion of the Transferred securities) only so long as such Permitted Transferee shall be a controlled Affiliate of the Investor and upon ceasing to be such shall transfer such security pursuant to this clause (ii); provided further that no such Transfer shall relieve the Investor of its obligations under this Agreement.

At least 5 days prior to the Transfer of any Purchased Securities (or Voting Shares issued or issuable upon conversion of the Purchased Securities), the Investor shall deliver a written notice (the “Transfer Notice”) to the Company specifying (a) the number of Purchased Securities (or such Voting Shares) the Investor wishes to Transfer, (b) if known, the identity of the transferee and (c) the proposed timing and method of such transfer and the proposed purchase price. No Transfer shall be effected pursuant to this Section 4.3 unless and until the Company has had a reasonable opportunity to review the proposed terms of the Transfer and has received from the Investor and/or transferee such evidence and other assurances that the proposed Transfer would comply with this Agreement (and the Registration Agreement) as the Company may reasonably request. Other than pursuant to Transfers to Permitted Transferees, the rights of the Investor under this Agreement (including Section 3.7) are not assignable to and will not be assumed by the transferee upon any Transfer of the Purchased Securities.

As used herein, “Competitor” shall mean, at any time, any person (x) who is identified on Schedule 4.3(b), (y) who is not identified on Schedule 4.3(b) but who in any fiscal year ending after the date hereof (but not in any fiscal year ended prior to the date hereof) derived more than 25% of such person’s aggregate revenues from the business of providing brokerage, execution or clearing services to third parties with respect to any of the following: (1) exchange-listed futures and options, (2) cash equities and bonds, (3) non-exchange listed derivatives relating to equities, fixed income or commodities, including contract-for-difference and spread trading or (4) foreign exchange or (z) who is not identified on Schedule 4.3(b) but who in any fiscal year ending after the date hereof (but not in any fiscal year ended prior to the date hereof) derived revenues from the business described in clauses (y)(1) and (3) in an amount equal to more than 50% of the aggregate revenues of the Company in its most recent fiscal year ended prior to such time.

As used herein, “Permitted Financial Intermediary” shall mean any financial intermediary who acquires the Transferred securities (or an interest therein) with a view to distribution, trading or hedging such securities in the ordinary course of its business.

4.4 Purchase for Investment. The Investor acknowledges and agrees that the Purchased Securities have not been registered under the Securities Act or under any state or foreign securities laws and are being issued solely to the Investor in reliance upon an exemption from registration under the Securities Act pursuant to Section 4(2) thereof. The Investor (i) is acquiring the Purchased Securities solely for investment with no present intention to distribute any of the Purchased Securities to any person in violation of the Securities Act or any other applicable securities laws, (ii) will not Transfer any of the Purchased Securities or Voting Shares issued or issuable upon conversion of the Purchased Securities except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws and with Section 12 of the Registration Agreement, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Purchase and of making an informed investment decision, (iv) is able to bear the economic risk of the Purchase and at the present time is able to afford a complete loss of such investment and (v) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the U.S. Securities Act of 1933.

4.5 Legend. The Investor agrees that all certificates or other instruments representing Purchased Securities (or Voting Shares issued or issuable upon conversion of the Purchased Securities) will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THOSE ISSUABLE ON CONVERSION THEREOF) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY U.S. STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, AND IN ACCORDANCE WITH ALL APPLICABLE U.S., STATE AND OTHER SECURITIES LAWS. THIS CERTIFICATE IS ISSUED PURSUANT TO AND IS SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF AN INVESTMENT AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, EACH DATED AS OF [•], 2008 BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTOR REFERRED TO THEREIN, COPIES OF WHICH ARE ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN

COMPLIANCE WITH SAID AGREEMENTS, AND ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID.

As and when provided in Section 11 of the Registration Agreement, the Company shall issue new certificates or other instruments representing Purchased Securities (or Voting Shares issued or issuable upon conversion of the Purchased Securities) that do not contain a legend restricting transfer.

4.6 Indemnity.

(a) The Company agrees to indemnify and hold harmless each of the Investor and its Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the Investor within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement.

(b) The Investor agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the Company within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of the Investor’s representations or warranties in this Agreement or (2) Investor’s breach of agreements or covenants made by the Investor in this Agreement.

(c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification within 10 business days after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.6 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. The Indemnifying Party shall be entitled to assume, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of any such action, suit, claim or proceeding brought against an Indemnified Party. Once the Indemnifying Party has duly assumed the defense of any such action, suit, claim or proceeding brought against an Indemnified Party, the Indemnified Party shall be entitled to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Party. The

Indemnified Party’s participation in any such defense shall be at its own expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnifying Party and the Indemnified Party shall have mutually concluded in good faith that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof. If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of any action, suit, claim or proceeding brought against an Indemnified Party, the Indemnifying Party shall not be liable for any settlement or compromise of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder; provided, however, that the consent of the Indemnified Party shall not be required for any settlement or compromise that includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d) For purposes of the indemnity contained in Section 4.6(a)(1) and Section 4.6(b)(1), all qualifications and limitations set forth in the parties’ representations and warranties (other than Section 2.2(j)) as to “materiality” or “Material Adverse Effect”, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(e) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.6(a)(1), (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including a series of related claims) are less than $250,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.6(a)(1) exceed 1.0% of the purchase price for the Purchased Securities (the “Threshold Amount “), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount. The Investor shall not be required to indemnify the Indemnified Parties pursuant to Section 4.6(b)(1), (A) with respect to any De Minimis Claim and (B) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.6(b)(1) exceed the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount. The cumulative indemnification obligation of (1) the Company to the Investor and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) the Investor or (2) the Investor to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with the) Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed 60% of the purchase price for the Purchased Securities.

(f) Any claim for indemnification pursuant to this Section 4.6 for breach of any representation or warranty (other than the representations and warranties set forth in Sections 2.2(c), 2.2(d) and 2.2(r)) can only be brought on or prior to the second anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to this Section 4.6 for breach of any such representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(g) The indemnity provided for in this Section 4.6 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

(h) No investigation of the Company by the Investor, or by the Company of the Investor, whether prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

Article V

MISCELLANEOUS

5.1 Survival. The representations and warranties of the Company contained in Section 2.2 shall survive the Closing until the date two years after the

Closing Date, at which time such representations and warranties shall expire; provided, however, that the representations and warranties made in Sections 2.2(c), 2.2(d) and 2.2(r) shall survive until the expiration of the applicable statute of limitations (60 days after the expiration of such statute of limitations in the case of 2.2(r)). The representations and warranties of the Investor contained in Section 2.3 shall survive the Closing until the date two years after the Closing Date, at which time such representations and warranties shall expire; provided, however, that the representations and warranties made in Section 2.3(b) and 2.3(e) shall survive the Closing until the expiration of the applicable statute of limitations. All other provisions of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

5.2 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Investor or the Company if the Closing shall not have occurred by the 120th calendar day following the date of this Agreement; provided, however, that in the event the Closing has not occurred by such 120th calendar day, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth day after such 120th calendar day and not be under any obligation to extend the term of this Agreement; provided, further, that the right to terminate this Agreement under this Section 5.2(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Regulatory Entity shall have issued an order, decree or ruling or taken any other action, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the Investor and the Company.

(d) by the Company, in the event that the Company delivers to the Investor a commitment letter for a debt financing intended to satisfy the condition in clause (1) of Section 1.3(e)(iv) that the Company is, in good faith, prepared to execute, and, within 5 business days the Investor delivers a written notice to the Company stating that the debt financing described in such commitment letter will not meet the conditions required in clause (1) of Section 1.3(e)(iv), provided, however, that in such case the Company shall make any payments to the Investor as would be required by Section 5.5 had the Closing occurred.

In the event of termination of this Agreement as provided in this Section 5.2, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any breach of this Agreement prior to termination.

5.3 Amendment. No amendment or waiver of any provision of this Agreement will be effective unless made in writing and signed by a duly authorized representative of each party.

5.4 Waiver of Conditions. The conditions to each party’s obligation to consummate the Purchase are for the sole benefit of such party and may be waived by such party, in whole or in part, to the extent permitted by applicable law. No such waiver will be effective unless it is in a writing signed by a duly authorized representative of the waiving party that makes express reference to the provision or provisions subject to such waiver.

5.5 Expenses. Upon the Closing or the termination of this Agreement under 5.2(a) (unless the Investor has breached this Agreement) or 5.2(d), the Company shall reimburse the Investor on demand for reasonable documented out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by it, in connection with the transactions contemplated hereby, submitted to the Company at least two business days prior to the Closing Date; provided that such reimbursement pursuant to this Section 5.5 shall not exceed the amount set forth in Schedule 5.5.

5.6 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

5.7 GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC. THE TRANSACTION DOCUMENTS WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (PROVIDED THAT THE CERTIFICATE OF DESIGNATIONS AND MATTERS RELATING TO THE COMPANY’S MEMORANDUM OF ASSOCIATION AND BYE-LAWS WILL BE GOVERNED BY THE LAWS OF BERMUDA). IN CONNECTION WITH ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, OR THE VALIDITY, INTERPRETATION, BREACH OR TERMINATION OF ANY TRANSACTION DOCUMENTS, INCLUDING CLAIMS SEEKING REDRESS OR ASSERTING RIGHTS UNDER ANY LAW, EACH OF THE PARTIES HERETO AGREES (A) TO SUBMIT TO THE PERSONAL JURISDICTION OF THE STATE OR FEDERAL COURTS IN

THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, (B) THAT EXCLUSIVE JURISDICTION AND VENUE SHALL LIE IN SUCH STATE OR FEDERAL COURTS IN THE BOROUGH OF MANHATTAN AND EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (C) THAT NOTICE MAY BE SERVED UPON SUCH PARTY AT THE ADDRESS AND IN THE MANNER SET FORTH FOR SUCH PARTY IN SECTION 5.9.

5.8 Remedies. In addition and supplementary to other rights and remedies existing in a party’s favor under this Agreement, such party may apply to a court of law or equity of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any breach or violation of any provision of this Agreement. All such rights and remedies shall, to the extent permitted by applicable law, be cumulative and the existence, assertion, pursuit or exercise of any thereof by such party shall not preclude such party from exercising or pursuing any other rights or remedies available to it.

5.9 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile or e-mail, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(A) If to the Investor:

J.C. Flowers II L.P.
c/o J.C. Flowers & Co. LLC
717 5th Avenue, 26th Floor
New York, New York 10022

Attention:

Facsimile:
E-mail:

with a copy to:

Debevoise & Plimpton LLP
New York, NY 10022

Attention:	Gregory V. Gooding, Esq.

Facsimile:	(212) 521-7870
E-mail:	ggooding@debevoise.com

(B) If to the Company:

MF Global Ltd.
717 Fifth Ave., 9th Floor
New York, New York 10022

Attention:	General Counsel

Facsimile:	(212) 589-6236
E-mail:	hschneider@mfglobal.com

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	David B. Harms

Facsimile:	(212) 558-3588
E-mail:	harmsd@sullcrom.com

5.10 Entire Agreement, Etc. This Agreement (including the Annexes), the other Transaction Documents and the confidentiality agreement previously entered into between the Company and the Investor (or its Affiliate) in connection with the transactions contemplated herein constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement will not be assignable by any party without the prior written consent of the other party (any attempted assignment in contravention hereof being null and void); provided, however, that rights but not the obligations under this Agreement may be assigned by the Investor to any controlled Affiliate of the Investor upon written notice to the Company. The Investor agrees to treat all confidential information provided by the Company in connection with the transactions contemplated by the Transaction Documents as confidential information subject to the confidentiality provisions of the previously signed confidentiality agreement referenced above.

5.11 Definitions of “subsidiary” and “Affiliate”. (a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means those corporations, associations and other entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent.

(b) The term “Affiliate” means, with respect to any other person, any person directly or indirectly controlling, controlled by or under common control with, such person. For purposes of this definition, “control” when used with respect to any person means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise. References to any controlled Affiliate of the Investor shall mean a controlled Affiliate of J.C. Flowers & Co. LLC and shall include any investment fund or partnership the managing member or general partner of which is J.C. Flowers & Co. LLC or a subsidiary of J.C. Flowers & Co. LLC.

5.12 Severability. If any provision of this Agreement or a Transaction Document, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.13 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefits, rights or remedies.

*        *        *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

MF GLOBAL LTD.

By:	/s/ Kevin R. Davis
Name: Kevin R. Davis
Title: Chief Executive Officer

Signature Page to Investment Agreement

(Company)

J.C. FLOWERS II L.P.

By: JCF Associates II L.P., its General Partner

By: JCF Associates II Ltd., its General Partner

By:	/s/ David Schamis
Name: David Schamis
Title: Authorized Person

Signature Page to Investment Agreement

(Investor)